Exhibit 99.1

FOR IMMEDIATE RELEASE

Del Medical Systems Group Teams with H.R. Simon to
Launch VetVision DRds

New Digital X-Ray Unit Delivers Smallest Footprint in the Vet Market Today

Franklin Park, IL – May 14, 2008 – Del Global Technologies Corp. (OTCBB: DGTC) ("Del Global" or "the Company") today announced VetVision DRds, a new digital high-resolution
x-ray unit designed in collaboration with H.R. Simon and Company of Baltimore, Maryland. The product was designed to give greater flexibility and provide unique advantages compared to competitive offerings.  VetVision DRds will be available exclusively through Vision Imaging Partners’ network of eighty-four (84) independent dealers nationwide.

Del Medical is an industry leader in the manufacture of high performance diagnostic imaging systems for veterinary applications. H.R. Simon has more than fifty years experience in the radiology market. The VetVision DRds system features the best of both companies including:

▪	Choice of table-tops
▪	400 mA anatomically programmed high frequency generator
▪	13 megapixel CCD sensor
▪	3 hot swappable hard drives capable of storing over 20,000 images.

The product is available in either a fixed, two-way or four-way table configuration and with the unique generator placement delivers the smallest footprint of any comparable product in the veterinary market.

According to Joseph Flies, Vice President of Operations for Del Medical Systems Group, “VetVision is the result of two quality manufacturers putting their heads together to address a specific customer need. Veterinarians are the winners here. The unit takes up less space than other comparable products and still delivers thousands of high-resolution digital images.”

VetVision DRds is available now through the Vision Imaging Partners’ dealer network.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company's web site is www.delglobal.com.

ABOUT H.R. SIMON INC.

H.R. Simon Inc. is committed to manufacturing the highest quality x-ray chemicals by using the best raw materials the best production techniques in combination with Best Management Practices (BMP). The company’s website is www.simondr.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

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DEL GLOBAL TECHNOLOGIES CORP.	INVESTOR RELATIONS THE EQUITY GROUP

James A. Risher Chief Executive Officer (847) 288-7065	Ethan Guttenplan Account Executive (212) 836-9605

Mark A. Zorko Chief Financial Officer (847) 288-7003	Devin Sullivan Senior Vice President (212) 836-9608